EXHIBIT 99(a)

                              FRONT SIDE OF PROXY

                          BROWNSVILLE BANCSHARES, INC.

    SPECIAL MEETING OF SHAREHOLDERS --                               , 1997
                     PROXY SOLICITED BY BOARD OF DIRECTORS

    The undersigned hereby appoints                               , and
                              , and each of them, proxies, with full power of
substitution, to vote in the manner indicated on the reverse side hereof on proposal (1) and in their discretion on such other business as may properly come before the meeting, any and all of my (our) shares of record of Brownsville Bancshares, Inc., Capital Stock, at the special meeting
of shareholders to be held                         , 1997, at
                      ,              , Texas, and at all adjournments of the
meeting.

    The merger must be approved by the vote of two-thirds of the shareholders of Brownsville Bancshares, Inc. Execution of this Proxy, if voted FOR the merger transaction, will constitute the approval required by Texas law.

                                       Dated  , 1997

                                       SIGNATURES
                                       SIGNATURE(S) SHOULD AGREE WITH THE
                                       NAME(S) TO THE LEFT

                               BACK SIDE OF PROXY

                             (CONTINUED FROM FRONT)

          (Please mark date, sign and return in the enclosed envelope)

Unless otherwise specified, proxies will be voted FOR proposal (1). The Board of Directors recommends a vote FOR proposal (1).

(1) Approval of the agreement to merge Brownsville Bancshares, Inc., and its subsidiary, BNB Bancshares, Inc., with and into Texas Regional Delaware, Inc., a wholly-owned subsidiary of Texas Regional Bancshares, Inc., for consideration to consist of 3.06608 shares of Texas Regional Class A Voting Common Stock for each share of Brownsville Bancshares, Inc., capital stock, and the related approval of the merger of BNB Bancshares, Inc.'s wholly owned subsidiary, Brownsville National Bank, with and into Texas Regional's wholly owned subsidiary, Texas State Bank.

                   [ ]  FOR  [ ] AGAINST  [ ] ABSTAIN

    THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE BOARD OF DIRECTORS' RECOMMENDATIONS. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY TO VOTE ON OTHER MATTERS PROPERLY BROUGHT BEFORE THE MEETING.

                          (PLEASE SIGN ON OTHER SIDE)